Exhibit 99.2

WFCF

2020 Fourth Quarter and Year End Conference Call Script

Call date: Thursday February 18, 2021

Call time: 10:00 a.m. Mountain Time

Operator

Greetings, and welcome to Where Food Comes From Fourth Quarter and Year End Conference Call. At this time all participants are in a listen only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this conference is being recorded.

I would now like to turn the conference over to your host, Jay Pfeiffer, Investor Relations. Thank you. You may begin.

Jay

Good morning and welcome to the Where Food Comes From 2020 fourth quarter and year end earnings call.

Joining me on the call today are John Saunders, CEO; Leann Saunders, President, and Dannette Henning, CFO.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial metrics, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. Today we’ll also discuss Adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning and thanks for joining the call today.

This morning, we released our 2020 financial results before the market opened. As stated in our news release, we were pleased with our performance as our results for both the fourth quarter and full-year were generally in line with our internal forecasts, which took into account the ongoing impact of the pandemic across our industry. We’re expecting COVID related headwinds to continue at least through the second quarter of this year, but we are well prepared in the event they persist beyond that. More on that in a minute, but first a few financial highlights.

●	We reported revenue of $20.1 million, down slightly from $20.8 million a year ago despite COVID restrictions eating into our four core revenue categories.

●	Our revenue mix showed at $1.3 million decline in total verification revenue, partially offset by $559,000 or 17% increase in tag sales associated with our growing beef business. Our two software segments combined for modest growth year-over-year.

●	We posted our highest ever net income of $1.4 million in 2020, which equated to $0.22 per share. In addition to having a lean operating model, we’ve benefited from lower costs in the area of marketing, travel, trade shows, and audit fees. We think some of these cost reductions are sustainable, while others will go away in a post-pandemic environment.

●	We generated $2.5 million in cash from operations, which is down from$ 2.9 million a year ago.

●	Working capital improved to $4.4 million from $3.1 million year-over-year and as always, we remain focused on balance sheet discipline.

●	We also accelerated our share buyback program in 2020 using a little over $1 million of internally generated cash to retire 132,000 shares of stock. We’ll continue to evaluate share repurchases in 2021.

From a revenue standpoint, we are very pleased to have closed out 2020 down just 3% year-over-year given the devastating impact of COVID on our industry. I know I’ve emphasized this on past calls, but it bears repeating. We have a very resilient business model that is based on the largest and most comprehensive services portfolio in our industry. Because we audit to more than 40 standards covering a wide array of food groups, we are well prepared to weather downturns in one or more segments of our business.

In the case of the 2020 pandemic, our auditing activity for pork, poultry, dairy, and egg customers was severely curtailed due to those producers operating in relatively and closed production facilities where third party audits were restricted. As a result, revenue from these four service categories was well below prior year levels. The fact that we continue to serve these four segments to the level that we did is a testament to the resourcefulness of our auditing staff, which made a rapid transition to remote audits that utilize video technologies and other workarounds to perform tasks that previously required our physical presence at customer sites.

Another factor contributing to our relatively stable revenue in 2020 was the strength of our beef business, which nearly offset declines in the verification categories I just mentioned. Beef related revenue growth was driven by producer demand for premium verifications and packer prioritization of cattle with premium verifications. Specifically when possible packing plants were struggling to remain open during periods of high infection rates among their workers, cattle with premium verifications moved to the head of the line. And most of those cattle had been verified by our IMI Global unit.

Another growth driver for our beef business was our new beef care sustainability program launched last year. Shortly after introduction, beef care was adopted by two of the world’s largest meat packers, one of which publicly announced that it was joining with us in committing to the largest beef transparency program in the U.S.

Beef care is just one of the new offerings under our care suite of sustainability programs that also include solutions for dairy, pork, chicken, and turkey. If you haven’t already done so, I encourage you to visit WFCFCARE.COM to learn more about these programs because sustainability is extremely important when consumers are making purchasing decisions today. Retailers and food service operators are setting aggressive sustainability goals, and the CARE program helps the food supply chain meet these goals.

In addition to our new CARE initiative, we added four new standards and four different proteins. We acquired Postelsia in 2020, giving us a foothold in the seafood industry, the only major food sector where we didn’t have a presence.

Yesterday, we also announced that we were named the exclusive certification body for the upcycled certification standard. If you’re not familiar with the upcycle movement, particularly as it pertains to food, go to www.upcycledfood.org.

Upcycled, a brand new standard developed by the Upcycled Food Association is designed to reduce food waste by promoting upcycled food economy. Upcycled products use safe, nutritional ingredient ingredients that for any number of reasons would otherwise have gone to waste. Upcycled certification is available to operators that grow produce, manufacture, process, and trade in food beverages and other related food products. To earn certification they must demonstrate that the ingredients they handle have been sourced and produced using verifiable supply chains.

It is estimated that more than 40% of food grown annually goes to waste. In the U.S. alone it is believed that 62.5 million tons of food is wasted annually in the growing and processing stages alone.

The upcycled food movements has gained significant traction in the last couple of years with more than 400 upcycled food products in the U.S., including food and beverages, dietary supplements, pet food, cosmetics, personal care products, and household cleaners. Future market insights puts the industry at roughly $46 billion and growing. We’re already working with our first customers and we think this certification can be a steady and growing contributor to revenue going forward.

On an unrelated topic, in November, we affected a one-for-four reverse stock split that we’re pleased to say was well received by investors. The primary purpose of the reverse split was to raise our share price to a level that meets the initial listing standards of the NASDAQ capital markets to which we have applied for listing. The application is currently under review.

We think an up-listing will help raise our profile in the broader investment community and make us eligible for investment by institutional investors, ETFs, and indexes that were previously unable to buy our shares due to restrictions on buying unlisted stocks. We have been advised by NASDAQ that we meet their listing requirements and expect to hear from them in the very near future.

In closing, I want to again thank the Where Food Comes From team for their outstanding effort this year under various challenging circumstances and also our shareholders and other stakeholders for their continued support.

So with that operator, I’ll open the call to questions.

Question 1:

Raphi Savitz: Congrats on a good quarter. You know, certainly under tough circumstances. You had talked about growth on the beef side, can you actually give us a sense of what those numbers actually look like?

John Saunders: That’s a good question Raphi. Thanks for asking it. It’s relatively difficult. I think probably the best indicator to look out would be our tag sales growth, which I don’t have it right here in front of me, but I think it was about 17%. And I think if you look at our – the decline, and then consider that the tag sales is a good representation of our growth in beef sales, so probably 20%, 20% to 25% year-over-year in beef specifically, and then you can kind of get to the math from there, if that makes sense.

Raphi Savitz: Got it. Okay. And on the tag business was that it all impacted by the COVID environment?

John Saunders: Yeah, ironically enough, it’s kind of like I mentioned, we actually saw an increase early last spring in specifically tags, and going into verified cattle into these premium verifications because the market was demonstrating that those were the cattle that were prioritized both with cattle feeders, but then more importantly with the packers, as they were struggling to get through the issues with just keeping their facilities open.

Raphi Savitz: Got it. And how do you think about, you know, this COVID environment that we’ve been in for the last year? What is your business or the industry look like, kind of coming out of this? Do you feel like there’ll be kind of less players in the space? Do you feel like, you’re going to be utilizing more technology in your business? Like, how does this kind of change the way you’re thinking and how the industry behaves?

John Saunders: So that’s a great question. I’m going to have Leann answer it. She has been the one that’s responsible for the innovation related to how we utilize technology, but I’ll just say in short, that, yes our business has forever changed due to COVID, and much of it is positive. It’s a way for us to innovate, but it’s also something that I think are on consumers mind. So, here’s Leann.

Leann Saunders: Hello. Good morning. Yes. So, with – from a technology perspective, we really innovated around those standard setting bodies that would allow us to use remote auditing technology. And we see that that will be a component that’s here to stay, which also improved efficiencies around auditing. There are certain standards that – and then just certain circumstances were on site audits will continue to be an important part of what we do, but I do think technology, innovation occurred this year at a rate that probably wouldn’t have happened had we not been faced with what we were faced with.

From a competitor perspective, we have started to see some of our competitors go out of business, some of the smaller certification bodies. We’ve specifically seen [two organic certifiers], large organic certifiers go out of business just in the last three months. So, it’s been a challenge for those that weren’t diversified and I think just has leadership teams that were able to innovate so quickly so that we had the technology arm that we had tied with, just a great leadership team that helped us to do things others could not.

Question 2:

Terry Thompson: Hello, John, Leann, and Dannette. Surprisingly better quarter than I was expecting, considering everything that’s been going on. On the, you answered my first question about the NASDAQ, you said shortly. Do you have any idea of when that would be completed?

John Saunders: You know, my parents used to say this thing, expect us when you see us. And that was, I’ll expect it when I see it. I will say we’re in weekly communication with them. I don’t know if Dannette you want to give any – I know we don’t have a firm timeline, Terry.

Terry Thompson: Okay. Fair enough. Also, are we actively seeking new customers for verification?

John Saunders: Yeah. I was actually going to talk about that in response to Raphi’s comments. The other big thing that’s changed for our business is, how we interact with customers and how we reach out to them? We in the past had spent a significant amount of time and money targeting specifically association meetings, cattlemen, dairyman, poultry, avocados, almonds, all have annual associations, and we had committed to being in all those places. And at the end of the day, it’s a very, very significant expense.

Not only do you have the cost of, you know, actually the trade shows, but then you also have to give people there and you have to [man booths] and keep all of the, you know have customer meetings and spend a lot of time and money associated with that. So, the big transition is that essentially, every single one of those trade shows and association meetings stopped. We didn’t do anything over the course of the last 12 months where we were in person on site at marketing events.

And it’s been a very positive result for us, because we’ve learned to target them in a much more specific way, and very targeted via social media and our internet properties. But specifically some of the storytelling that we’re doing around food and really promoting farmers and ranchers as the – not only the providers of food, but also a key part of the answer to sustainability moving forward and that our producers control quite a bit of land. And they’re responsible for the stewardship of the land.

And we’re very excited because the response that we’ve got online has been overwhelming from both consumers and producers, but we’re really targeting producers in a B2B way, Terry that, where a lot of our new customers is either word of mouth or it’s coming via some type of internet property or position that we have.

Question 3:

Edward Reilly: Hey, John, thanks for taking my question. I was just wondering if you had heard of any sentiment among ranchers in the U.S. regarding China blocking some of the beef imports from Australia, if there’s any conversation on that at all?

Leann Saunders: No. We haven’t heard anything from U.S. producers at this point? I mean, I think everybody’s just watching what China does. Typically, a lot of what they do is reactionary based on price and politics at the moment. Sometimes not a ton of science. So no, I think just with all the transition, everybody’s kind of watching what’s going to happen long-term with China in general, but nothing negative at this point.John Saunders: I was just going to say, we’ll continue to pass along information that we see as relevant, Jay will distribute. Even if it’s not a press release from us, if there’s information that we think is important, we’ll convey that.

John Saunders: Yeah. And just to follow up on that, I was on a conference call, an industry conference call just the other day where they were specifically mentioning the growth year-over-year and exports to China and I think the number that they use was 300%. So, it was a very small market because they’ve been closed for so long, but the growth has been significant and it’s been a big driver for a lot of the premium verifications as a core certification that we offer, which requires traceability and the use of the radio frequency tags that I mentioned earlier.

Operator: There seems to be no further questions at this time, and I would like to turn the call back over to Mr. John Saunders for any closing remarks.

John Saunders: Well, once again, thank you all for your support and interest and we’ll be looking forward to talking to you again soon.

Operator: This concludes today’s teleconference. You may now disconnect your lines at this time. Thank you for your participation, and have a wonderful day.